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                                                                  EXHIBIT (a)(4)

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                               DEVX ENERGY, INC.
                                       AT

                              $7.32 NET PER SHARE

                                       BY

                           COMSTOCK ACQUISITION INC.,
                     AN INDIRECT WHOLLY OWNED SUBSIDIARY OF

                            COMSTOCK RESOURCES, INC.

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
      TIME, ON THURSDAY, DECEMBER 13, 2001, UNLESS THE OFFER IS EXTENDED.

                                                               November 15, 2001

To Brokers, Dealers, Commercial Banks,
  Trust Companies and Other Nominees:

     Comstock Acquisition, Inc., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Comstock Holdings, Inc., a Delaware corporation ("Holdings"), which, in turn, is a wholly owned subsidiary of Comstock Resources, Inc., a Nevada corporation ("Comstock"), has offered to purchase all the issued and outstanding shares of common stock, par value $0.234 per share ("Shares"), of DevX Energy, Inc., a Delaware corporation ("DevX"), for $7.32 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions described in the Purchaser's Offer to Purchase dated November 15, 2001 (the "Offer to Purchase") and the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the "Offer") enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST 50% OF THE NUMBER OF THEN OUTSTANDING SHARES (INCLUDING ALL SHARES ISSUABLE UPON THE EXERCISE OF OUTSTANDING OPTIONS OR OUTSTANDING WARRANTS (AS EACH SUCH TERM IS DEFINED IN THE OFFER TO PURCHASE), EACH AS OF THE BUSINESS DAY PRECEDING THE INITIAL EXPIRATION DATE (AS DEFINED IN THE OFFER TO PURCHASE)), PLUS ONE SHARE. SEE "SECTION 1. TERMS OF THE OFFER; EXPIRATION DATE" AND "SECTION 14. CERTAIN CONDITIONS OF THE OFFER" OF THE OFFER TO PURCHASE, WHICH SETS FORTH IN FULL THE CONDITIONS TO THE OFFER.

     For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

          1. Offer to Purchase dated November 15, 2001;

          2. Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients;
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          3. Notice of Guaranteed Delivery to be used to accept the Offer if the
     Shares and all other required documents are not immediately available or cannot be delivered to American Stock Transfer & Trust Company (the "Depositary") prior to the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed prior to the Expiration Date;

          4. A letter to stockholders of DevX from Joseph T. Williams, Chairman of the Board of DevX, together with a Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by DevX;

          5. A letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

          6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

          7. Return envelope addressed to the Depositary.

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, DECEMBER 13, 2001, UNLESS THE OFFER IS EXTENDED.

     In all cases, Purchaser will pay for Shares tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) certificates evidencing such Shares or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase), (ii) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, in the case of a book-entry transfer, or an Agent's Message (as defined in the Offer to Purchase) and (iii) any other documents required under the Letter of Transmittal.

     If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedure described in "Section 3. Procedures for Accepting the Offer and Tendering Shares" of the Offer to Purchase.

     Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Depositary and Innisfree M&A Incorporation (the "Information Agent"), as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. However, Purchaser will reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any stock transfer taxes payable with respect to the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     Any inquiries you may have with respect to the Offer should be addressed to the Information Agent at its address and telephone number set forth on the back cover page of the Offer to Purchase.

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     Additional copies of the enclosed material may be obtained from the
Information Agent, at the address and telephone number set forth on the back cover page of the Offer to Purchase.

                                          Very truly yours,

                                          COMSTOCK ACQUISITION INC.

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS WILL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF COMSTOCK, HOLDINGS, PURCHASER, DEVX, THE INFORMATION AGENT OR THE DEPOSITARY, OR OF ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THE FOREGOING IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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